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                           MORGAN STANLEY GROUP INC.                  EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE
                        (IN MILLIONS, EXCEPT SHARE DATA)

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
                                               FOUR MONTHS
                                                  ENDED             THREE MONTHS ENDED
                                               -----------     ---------------------------
                                                 MAY 31,          MAY 31,        APRIL 30,
                                                  1995             1995            1994
                                               -----------     -----------     -----------
PRIMARY:

Common stock and common stock equivalents:
  Average common shares outstanding             76,689,268      77,088,203      77,822,050
  Average common shares issuable
    under employee benefit plans                 1,600,420       1,709,604       2,006,621
                                               -----------     -----------     -----------
      Total average common and common
        equivalent shares outstanding           78,289,688      78,797,807      79,828,671
                                               ===========     ===========     ===========
Earnings:
  Net income                                   $       204     $       166     $       117
  Less: Preferred stock dividend
        requirements                                    21              16              16
                                               -----------     -----------     -----------
      Earnings applicable to common shares     $       183     $       150     $       101
                                               ===========     ===========     ===========
Primary earnings per share                     $      2.33     $      1.90     $      1.27
                                               ===========     ===========     ===========

Fully diluted:

Common stock and common stock equivalents:
  Average common shares outstanding             76,689,268      77,088,203      77,822,050
  Average common shares issuable
    under employee benefit plans                 1,886,731       1,987,326       2,006,621
Common shares issuable upon conversion
    of preferred stock                           3,790,352       3,788,801       3,818,511
                                               -----------     -----------     -----------
      Total average common and common
        equivalent shares outstanding           82,366,351      82,864,330      83,647,182
                                               ===========     ===========     ===========
Earnings:
  Net income                                   $       204     $       166     $       117
  Less: Preferred stock dividend
        requirements                                    20              16              15
                                               -----------     -----------     -----------
      Earnings applicable to common shares     $       184     $       150     $       102
                                               ===========     ===========     ===========
Fully diluted earnings per share               $      2.23     $      1.82     $      1.22
                                               ===========     ===========     ===========
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